Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc

We consent to the use of our report dated 29 July 2015, with respect to the consolidated income statement, and consolidated statements of comprehensive income, changes in equity and cash flows of Diageo plc and its subsidiaries, including the disclosures within the section ‘Key management personnel related party transactions’ on page 198, for the year ended 30 June 2015, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

London, England

February 16, 2018